Exhibit 99.1

Odyssey Semiconductor Names Former MACOM Executive, Alex Behfar, as Executive Chairman and Acting CEO

ITHACA, NY / March 12, 2020 / Odyssey Semiconductor, Inc. (Odyssey or the Company), a semiconductor device company developing innovative high-voltage power switching components and systems based on proprietary Gallium Nitride (GaN) processing technology, announced today Alex Behfar has been appointed Executive Chairman and acting CEO. Mr. Behfar has served as member of the Company's Board of Directors since June, 2019.

The appointment comes as Odyssey's gallium nitride foundry in Ithaca, NY is in the final stage of being transformed into a state-of-the-art facility for gallium nitride transistor fabrication and development. The foundry is nearly fully operational thanks to the considerable efforts of the entire Odyssey team.

The Company's former Chairman and CEO, Dr. Richard Brown, has been named Chief Technical Officer. Mr. Brown will oversee the efforts to accelerate the development of a prototype of the Company's innovative and disruptive technology to produce GaN-based high voltage switching power conversion devices and systems that may quickly supplant SiC as the dominant premium power switching device material.

Mr. Behfar, age 56, has over 30 years of experience in the semiconductor industry. He currently serves as a mentor for Cornell University's Praxis Center for Venture Development and is President of Ulexus Consulting, a technical and business consulting firm. From January 2016 to January 2019, Alex served as MACOM Senior Vice President and Chief Scientist, Photonics. From December 2014 to January 2016, he served as MACOM Senior Vice President and General Manager, Photonic Solutions. In 2000, Alex founded BinOptics Corporation, a trusted supplier of InP lasers for data centers, mobile backhaul, silicon photonics and access networks, and served as the company's Chairman and Chief Executive Officer from inception through MACOM's $230M acquisition of BinOptics in December 2014. Prior to BinOptics, Alex worked at IBM for more than 10 years in various capacities, including Laser Enterprise, where he designed the first commercially viable high-power 830 nm and 980 nm GaAs-based lasers. Laser Enterprise was later sold by IBM to Uniphase and is now part of II-VI Incorporated. He also served as IBM's worldwide cross-functional Intellectual Assets Program Manager for optoelectronics and telecommunications. Alex has been awarded over 50 U.S. patents. He holds an M.S. and a Ph.D. in Electrical Engineering from Cornell University and a B.Sc. in Electrical and Electronic Engineering from King's College, University of London.

Dr. Brown has 18 years of experience in the design and fabrication of semiconductor devices, specializing in gallium nitride and related materials. Prior to Odyssey Semiconductor, he was a visiting scientist at Cornell University, where he worked on developing gallium nitride-based transistors for radio frequency communications applications and also was a founding member and device scientist at Avogy, Inc., a company funded by Khosla Ventures. Rick holds a B.S., M.S., and Ph.D. in Electrical and Computer Engineering from Cornell University.

GaN-based systems outperform Si and SiC based systems due to the superior material properties of GaN. To date, GaN devices have proven difficult to process using standard semiconductor processing methods. Odyssey has developed a novel processing modification that will allow GaN to be processed in a manner that, for the first time, will make production of high voltage GaN power switching devices viable.

The premium power switching device market - which is described as applications where silicon-based (Si) systems perform insufficiently - is projected to reach over $3.5B by 2025 and is currently dominated by the semiconductor material silicon carbide (SiC). This growth is largely driven by the rapid adoption of electric vehicles (EV) and hybrid electric vehicles (HEV) and the growing number of installations of renewables such as solar and wind power as well as increased demand for more efficient industrial motor drives.

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Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based on management's current expectations and assumptions and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those currently anticipated include, without limitation, risks relating to the results of our research and development activities, including uncertainties relating to semiconductor process manufacturing; the early stage of our GaN-based technology presently under development; our ability to protect our intellectual property rights that are valuable to our business, including patent and other intellectual property rights; our ability to successfully market and sell our technologies; the ability to achieve high volume manufacturing and the size and growth of the potential markets for any of our technologies, the rate and degree of market acceptance of any of our technologies and our ability to raise funding to support operations and the continued development and qualification of our technology.

In light of these risks, uncertainties and assumptions, the forward-looking statements regarding future events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements included herein speak only as of the date hereof, and we undertake no obligation to update publicly or privately any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.

Odyssey Semiconductor, Inc.
(607) 882-2754
info@odysseysemi.com
www.odysseysemi.com

SOURCE: Odyssey Semiconductor, Inc.

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